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                                                                    Exhibit 99.1

                                          FINDEX

                                          11640 Arbor Street - Suite 201
                                          Omaha, NE 68144
                                          402 333 1900 - 402 778 5763 fax
                                          www.findex.com - www.parsonschurch.com
                                          www.quickverse.com





INVESTOR CONTACT:
         MR. CHARLES MOSKOWITZ
         866-4FINDEX  (866-434-6339)

                           FINDEX.COM APPOINTS NEW CEO

OMAHA, NEB. - FEBRUARY 22, 2001 -- FindEx.com, Inc. (OTCBB: FIND) today announced that its Board of Directors has appointed Steven Malone, current Senior Vice President of Sales, Marketing and Operations to replace Joseph V. Szczepaniak as President and Chief Executive Officer.

During the past few months the company has been in the development stage of a plan to extend its product and sales focus well beyond its current scope in the religious software publishing market. Due to the increased need for a marketing and operational focus the company and Szczepaniak have decided to part ways.

"Joe Szczepaniak has made significant contributions to FindEx, leading the company through tremendous growth and development during his tenure," commented Steven Malone. "As a result, we have significantly enhanced our product offerings in both the religious and secular retail sales environments. Joe has assembled an exceptional management team to execute our business strategy and lead both our current and new businesses to the next level. While we regret seeing him leave, we are confident that we are well positioned for continued growth."

A spokesperson for the company went on to say, "In the weeks and months to come, the company will be announcing several new projects, products and services that are currently under development. We remain firmly committed to our Parsons Church Group Division and look forward to enhancing and expanding our product line in the Christian Marketplace."

FindEx.com, Inc. is a retail, wholesale, and Internet supplier of software products to business and religious organizations and individuals. As the premier Bible study software provider, the Company develops and publishes church and Bible study software products designed to simplify biblical research, streamline church office tasks, provide easy access to Bible-related stories and enhance the user's understanding of the Bible. FindEx.com, Inc. also offers financial information and decision support services online through its Web site, www.findex.com.

                                    O O O O O

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